Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is between Mind Technology, Inc. f/k/a Mitcham Industries, Inc. (the “Company”) and Dennis P. Morris (the “Individual”).

RECITALS

WHEREAS, the Individual has been employed by the Company as its Chief Operating Officer pursuant to an Employment Agreement between the parties dated March 31, 2020 (the “Employment Agreement”).

WHEREAS, by written notice dated January 26, 2022, the Company notified the Individual that, pursuant to Section 3 of the Employment Agreement, it had elected not to renew the effectiveness of the Employment Agreement upon the expiration of the Initial Term (as defined in the Employment Agreement) on March 31, 2022.

WHEREAS, the Company has further decided to terminate the Individual’s employment relationship with the Company effective as of April 15, 2022 (the “Separation Date”).

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning the ending of the Individual’s employment with the Company and payments and benefits to the Individual upon or by reason of such ending.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.

Separation Date; Effect of Separation. The Individual’s employment with the Company shall terminate effective as of the Separation Date and the Individual shall therefore be relieved of all of his duties, responsibilities, and authorities for the Company effective as of the Separation Date. Effective as of the Separation Date, the Individual shall voluntarily resign, and does hereby voluntarily resign, from all other positions, if any, he held with the Company and its affiliates. As of the Separation Date, the Individual shall also experience a separation from service from the Company and its affiliates within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2.

Termination of Employment Agreement; Continuing Obligations. The Individual acknowledges and agrees that Employment Agreement terminated without further action of the parties effective as of March 31, 2022 and that, therefore, as of that date, the Company and its affiliates had no further liabilities, obligations, or duties to the Individual, and the Individual forfeited all remaining rights and benefits, under the Employment Agreement, except as provided in this Agreement. Notwithstanding the previous sentence, the Individual further acknowledges and agrees that all of the post-termination rights and obligations of the parties which continue by their terms under the Employment Agreement, including without limitation under Sections 7 (Confidentiality), 8 (Non-Competition; Non-Solicitation), 9 (Ownership of Intellectual Property), 10 (Arbitration), 11 (Defense of Claims), 12 (Withholdings; Deductions), 13 (Title and Headings; Construction), 14 (Applicable Law; Submission to Jurisdiction), 15 (Entire Agreement and Amendment), 16 (Waiver of Breach), 17 (Assignment), 18 (Notices), 20 (Deemed Resignation), 21 (Certain Excise Taxes), 22 (Section 409A), 23 (Clawback), 24 (Effect of Termination), 25 (Third-Party Beneficiaries), and 26 (Severability) of the Employment Agreement (together, the “Continuing Obligations”), shall continue in full force and effect according to their terms notwithstanding the termination of the Individual’s employment with the Company, the termination of the Employment Agreement, or the execution of this Agreement. The Individual acknowledges and agrees that he has fully complied with such Continuing Obligations at all times before he signs this Agreement and that he intends to, and shall, fully comply with such Continuing Obligations after he signs this Agreement.

3.

Final Pay and Benefits. The Individual shall receive the following payments and benefits in accordance with the existing policies of the Company, or at the sole discretion of the Company, pursuant to his employment with the Company and his participation in its employee benefit plans:

a.

Final Pay. The Individual shall be entitled to receive payment of his regular base salary plus pay for his accrued unused vacation as of the Separation Date, minus applicable taxes and withholdings, through the Separation Date. The final payment of such base salary and pay for accrued unused vacation shall be provided to the Individual on or before six days following the Separation Date. Other than as expressly provided in the previous sentence and below, the Individual shall not receive any commissions, bonuses, pay for accrued unused paid time off, or other forms or remuneration or compensation in connection with his employment with the Company or its affiliates or any other arrangement with the Company or its affiliates after the Separation Date.

b.	Right to Continue Certain Insurance Benefits. The Individual shall have the right to continue after the last day of the month containing the Separation Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense (except as provided in this Agreement below) in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Individual should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to apply to continue his insurance coverage under COBRA.

c.	Reimbursement of Business Expenses. The Individual shall be entitled to receive reimbursement of reasonable business expenses properly incurred by him in accordance with Company policy before the Separation Date. Any such reimbursement must be based on substantiating documentation provided by the Individual to the Company within 30 days after the Separation Date.

4.

Separation Benefits. Contingent upon the Individual’s timely acceptance and non-revocation of this Agreement, the Company shall provide the Individual with the following separation benefits (the “Separation Benefits”):

a.

Separation Payments. The Company shall pay the Individual $142,500.00, minus applicable taxes and withholdings, as separation pay in equal or nearly equal installments on the Company’s regularly scheduled paydays following the Separation Date and continuing thereafter for six months until paid in full. In addition, the Company shall also pay the Individual $71,250.00, minus applicable taxes and withholdings, as separation pay in a lump sum within 45 days after the Effective Date (as defined below) of this Agreement.

b.

Payment of COBRA Premiums for Limited Period. If the Individual timely elects under COBRA to continue his group health, dental, and/or vision insurance benefits, if any, for himself and his dependents following the Separation Date, the Company shall pay on his behalf the monthly premium costs applicable under COBRA for continued health, dental, and/or insurance coverage, provided that he notifies the Company in writing within five days after he become eligible for group health, dental, and/or vision insurance coverage, if any, through subsequent employment or otherwise. The Company shall pay the monthly amounts just described until October 31 2022 or until he becomes eligible for group health, dental, and/or vision insurance coverage, as applicable, due to subsequent employment or otherwise, whichever is sooner.

c.

Accelerated Vesting of Equity Awards and Extension of Period to Exercise Retained Options. Subject to the vesting, forfeiture, and other terms and conditions of the Company’s Stock Awards Plan (the “Plan”), the Nonqualified Stock Option Agreements between the parties dated March 31, 2020 and August 9, 2021 (the “Option Award Agreements”), and the Restricted Stock Agreement between the parties dated March 31, 2020 (the “Stock Award Agreement” and, together with the Option Award Agreements, the “Award Agreements”), the Individual was granted (i) an option to purchase 250,000 share of the Company’s common stock plus an option to purchase 60,00 shares of the Company’s common stock and (2) 15,000 shares of the Company’s restricted stock (the “Equity Awards”). By signing below, the Individual also acknowledges and agrees that he has no rights in any employment-related equity or equity-related interests in the Company or its affiliates other than the Equity Awards described above. Notwithstanding the vesting, forfeiture, or other provisions of the Plan or the Award Agreements, the Company shall, as of the Effective Date (as defined below), immediately vest the Individual in all of the Equity Awards. In addition, and notwithstanding any other provision of the Plan or the Option Award Agreements, the Company shall and hereby does permit the Retained Options to be exercised at any time during the 36-month period following the Separation Date (but not thereafter) by the Individual or his guardian or legal representative (or by his estate or the person who acquires the Retained Options by will or the laws of descent and distribution or otherwise by reason of the Individual’s death if he dies during such period).

5.

Return of Property and Information. On or before two days after the Separation Date or sooner if requested by the Company, the Individual shall return to the Company or the other Released Parties (as defined below) any and all items of its or their property, including without limitation all copies of Confidential Information (as defined in the Employment Agreement), business and other records, intellectual property, keys, badge/access cards, computers, software, cellular telephones, iPhones, iPads, androids, blackberries, other personal digital assistants, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company, and any and all other documents or property which he has had possession of or control over during his employment with the Company or its affiliates. The Individual also consents to permitting the Company or its representative to remove (either directly or via remote wiping) all of Confidential Information, business records, intellectual property, trade secrets, and other data owned by the Company or its affiliates from any mobile telephone, computer, or other computing device owned by him or otherwise in his possession or under his control. The Individual’s obligations under this paragraph supplement, rather than supplant, the Continuing Obligations and his obligations under the common law. The Individual’s obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning only her.

6.	General Release.

a.

Full and Final Release by Releasing Parties. The Individual, on behalf of himself and his spouse (if any), other family members, heirs, successors, and assigns (collectively, the “Releasing Parties”), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a “Claim” and collectively the “Claims”), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (as defined below).

b.

Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual’s employment or the termination of his employment with the Company or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual’s employment relationship with the Company, including but not limited to the Age Discrimination in Employment Act (“ADEA”); (iii) any contract, agreement, or arrangement between, concerning, or relating to the Individual and any of the Released Parties, including without limitation the Plan and the Award Agreements; and (iv) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

c.	Claims Excluded. Notwithstanding any other provision of this Agreement, this release does not (i) waive or release any Claim for breach or enforcement of this Agreement; (ii) waive or release any right or Claim that may not be waived or released by applicable law; (iii) waive or release any right or Claim under the ADEA or otherwise that may arise after the date this Agreement is signed by the Individual; (iv) prevent the Individual from pursuing any administrative Claim for unemployment compensation or workers’ compensation benefits; (v) waive or release any Claim related to the accelerated vesting of the Equity Awards as provided for in this Agreement; or (vi) waive or release any right or Claim the Individual may have for indemnification under state or other law or the bylaws or articles of incorporation of the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or Claim relating to the period when the Individual was a director, officer, or employee of the Company (if any); provided, however, that (A) the Individual’s execution of this Agreement is not a concession or guaranty that the Individual has any such right or Claim to indemnification, (B) this Agreement does not create any additional rights to indemnification, and (C) the Company and its affiliates retain any and all defenses they may have to such indemnification or coverage.

d.	Definition of Released Parties. The “Released Parties” include (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, or employee of the entities just described in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, or assigns of the entities just described in (i)-(iii)

e.	Permitted Activities. Notwithstanding any other provision of this Agreement but subject to the Individual’s waiver in subparagraph 8(a) below, nothing in this Agreement is intended to, or does, preclude the Individual from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the Securities and Exchange Commission (“SEC”) or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; or (iv) engaging in any concerted or other legally protected activities. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of the Company’s policies or agreements applicable to the Individual (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or obtain the Company’s prior approval before engaging in any such communications.

7.	Confidentiality; Non-Prosecution; and Non-Disparagement.

a.

Confidentiality. Except as requested by the Company or the other Released Parties, as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall treat as Confidential Information (as defined in the Employment Agreement) the fact and terms of this Agreement and shall not disclose such information to any party other than his spouse, attorney, and accountant or tax advisor, if such persons have agreed to keep such information confidential.

b.

Non-Prosecution. Except as requested by any of the Released Parties, as permitted above or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Individual shall not (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Individual’s or any other employee’s employment with the Company or any of the other Released Parties or the employment practices of any of the Released Parties; or (B) the business or operations of any of the Released Parties; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to any of the Released Parties’ employment practices, businesses, or operations.

c.

Non-Disparagement. The Individual shall not make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company’s or any of the other Released Parties’ business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties, their officers, directors, equity holders, managerial personnel, or other employees. In executing this Agreement, the Individual acknowledges and agrees that he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any State Constitution) rights to disclose, communicate, or publish any statements prohibited by this subparagraph.

8.	Waiver of Certain Rights.

a.	Right to Relief Not Provided in this Agreement. The Individual waives any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any Claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with any of the Released Parties, anything of monetary value that is not provided for in this Agreement. Notwithstanding the previous sentence, this Agreement does not limit the Individual’s right to receive an award for information provided to any government agency.

b.	Right to Class- or Collective-Action Initiation or Participation. The Individual waives the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

9.

No Violations. The Individual represents and warrants that he has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company’s standards of business conduct or personnel policies, of the Company’s integrity or ethics policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

10.	Remedies; After-Acquired Evidence.

a.

Remedies. Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Separation Benefits to the Individual is subject to the condition that he complies with his obligations under this Agreement and the Continuing Obligations. The Company shall have the right to suspend or cease providing any part of the Separation Benefits if the Individual breaches any such obligations as determined by the Company in its sole discretion but all other provisions of this Agreement shall remain in full force and effect.

b.

After-Acquired Evidence. Notwithstanding any provision of this Agreement, if the Company provides the Separation Benefits to the Individual but subsequently acquires evidence and determines in its sole discretion that (i) he has materially breached any of his obligations under this Agreement or the Continuing Obligations, or (ii) a condition existed prior to the provision of the Separation Benefits that, had the Company been fully aware of such condition, would have given the Company the right to terminate his employment for Cause (as defined in the Employment Agreement) before such provision, then the Individual shall promptly return to the Company the entire Separation Benefits received by him prior to the date that the Company exercises its rights under this subparagraph but all other provisions of this Agreement shall remain in full force and effect.

c.

Non-Exclusive Rights and Remedies. The Company’s rights and remedies under this paragraph shall be in addition to any other available rights and remedies should the Individual breach any applicable obligations, as well as rights and remedies available under the Company’s clawback policies or procedures which may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.

11.

Trading Obligations. The Individual understands and acknowledges that he is subject to the Company’s insider trading policies and procedures (the “Insider Trading Procedures”) and, as such, may not trade in the Company’s securities in accordance therewith until any material, nonpublic information he possesses has become public or is no longer material.  For avoidance of doubt, the Individual understands and acknowledges that he shall be deemed for purposes of this paragraph to continue to possess material, non-public information until at least the third business day after the Company’s public announcement in its SEC Form 10-Q of its results for the quarter ended April 30, 2022 and he shall thereafter remain subject to the Insider Trading Procedures and any other applicable insider-trading requirements under Company policies.  Notwithstanding the foregoing, the Individual shall comply with all federal and state securities laws applicable to the trading of the Company’s securities with knowledge of material non-public information regarding the Company.

12.

Nonadmission of Liability or Wrongdoing. The Individual acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties; (b) the Company and the other Released Parties expressly deny any such liability or wrongdoing; and, (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company or any of the other Released Parties.

13.

Jury Trial Waiver; Arbitration. THE INDIVIDUAL HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT. In addition, Section 10 of the Employment Agreement (Arbitration) is incorporated here by reference such that any Claim between the Individual and the Company arising out of or relating to this Agreement or the Employee’s employment with the Company shall be settled by arbitration as required by Section 10 of the Employment Agreement.

14.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

15.

Governing Law; Venue; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflict-of-laws principles. Exclusive venue for any Claim between the parties or their affiliates permitted to be filed in court is in any state or federal court of competent jurisdiction that regularly conducts proceedings in Harris County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court. The provisions of this Agreement shall be severable. If any one or more provisions of this Agreement may be determined by an arbitrator or court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, such a determination shall not affect the validity or enforceability of such other remaining provisions, and in all other respects the remaining provisions of this Agreement shall be binding and enforceable and remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written by an arbitrator or court of competent jurisdiction but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum limit permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

16.

Assignment. The Individual’s obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written permission from the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

17.

Expiration Date. The Company’s offer of this Agreement shall expire after a period of 21 days after the date the Individual first received this Agreement for consideration (the “Expiration Date”). Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period. The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the attention of the Company’s President and Chief Executive Officer so that the signed Agreement is received no later than the close of business on the Expiration Date.

18.

Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Individual shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the “Revocation Period”). If the Individual chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Company’s President and Chief Executive Officer before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Individual shall not receive the Separation Benefits.

19.

Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs it (the “Effective Date”), provided that he signs the Agreement on or before the Expiration Date and does not revoke his acceptance of the Agreement during the Revocation Period.

20.

Knowing and Voluntary Agreement. The Individual acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

21.

Independent Consideration; Common-Law Duties. Whether expressly stated in this Agreement or not, all obligations the Individual assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement and the Separation Benefits. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Separation Benefits to his outside of this Agreement.

22.

Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to its subject matters, and supersedes all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as superseding or relieving the Individual of complying with the Continuing Obligations. The Individual agrees that neither the Company nor any of the other Released Parties has made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the other Released Parties outside of this Agreement but is instead relying solely on his own judgment and his attorney (if any).

23.

Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company.

24.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

25.

Internal Revenue Code Section 409A; Right to Consult a Tax Advisor. The payments and benefits provided under this Agreement are intended to be exempt from Section 409A and this Agreement shall be interpreted and administered in a manner consistent with that intent. Notwithstanding any contrary provision in this Agreement, the Individual shall be solely responsible for any risk that the tax treatment of the benefits under by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on them, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Individual has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

[Signature Page Follows]

AGREED as of the dates signed below:

MIND TECHNOLOGY, INC. By: Robert P. Capps President and Chief Executive Officer Date Signed:	DENNIS P. MORRIS By: Dennis P. Morris Date Signed: